Exhibit 99.1


[GRAPHIC OMITTED]              [GRAPHIC OMITTED]
15 Old Danbury Road, Suite 203                Web Page: http://www.startech.net
Wilton, Connecticut  06897                        E-Mail: starmail@startech.net
Phone: (203) 762-2499
Fax: (203) 761-0839        FOR IMMEDIATE RELEASE       Contact: Joseph F. Longo



         Startech Environmental Corporation (OTC:BB "STHK") announces an additional $2.4 Million Private Placement.

Wilton, CT, July 24, 2003 - Startech Environmental Corporation announced today that in addition to the $1.6 million received from Northshore Asset Management, LLC on Friday, July 18, 2003, Northshore has purchased 1,866,667 shares of common stock for $1.4 million. Northshore has also agreed to purchase an additional $1 million of common stock on or about July 25, 2003 on substantially the same terms. As a result of the $3 million invested by Northshore, Northshore owns an aggregate of 4,000,000 shares of common stock, representing approximately 25% of the issued and outstanding shares of common stock.

In addition, Northshore has agreed to invest up to an additional $1 million, at its sole option, on or before August 15, 2003 at a price per share equal to a 25% discount to the average closing price of the common stock during the 30 consecutive trading days prior to the date of such closing.

More detailed information about Startech is set forth in Startech's filings with the Commission, including Startech's Annual Report on Form 10-K for the fiscal year ended October 31, 2002, and in other documents that Startech has filed with the Commission. Investors and security holders are urged to read those documents free of charge at the Commission's Web site at www.sec.gov. Those documents may also be obtained free of charge from Startech. Startech does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

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Safe Harbor for Forward-Looking Statements:

This press release contains forward-looking statements, including statements regarding the Company's plans and expectations regarding the development and commercialization of its Plasma Converter(TM) technology. All forward-looking statements are subject to risk and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, general risks associated with product development, manufacturing, rapid technological change and competition as well as other risks set forth in the Company's filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based.



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